Exhibit 5.5

FIRM and AFFILIATE OFFICES
www.duanemorris.com September 28, 2012 The Bon-Ton Stores, Inc.

NEW YORK

LONDON

SINGAPORE

PHILADELPHIA

CHICAGO

WASHINGTON, DC

SAN FRANCISCO

SAN DIEGO

BOSTON

HOUSTON

LOS ANGELES

HANOI

HO CHI MINH CITY

ATLANTA

BALTIMORE

WILMINGTON

MIAMI

PITTSBURGH

NEWARK

LAS VEGAS

CHERRY HILL

BOCA RATON

LAKE TAHOE

MEXICO CITY

ALLIANCE WITH

MIRANDA & ESTAVILLO

2801 E. Market Street

York, PA  17402

Re:                             The exchange offer by The Bon-Ton Stores, Inc., a Pennsylvania corporation, and The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (collectively, the “Issuers”), for $329,998,000 principal amount of 10-5/8% Second Lien Senior Secured Notes due 2017 (the “Notes”) pursuant to the Indenture, dated as of July 9, 2012 (the “Indenture”), among the Issuers, the guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee and Collateral Agent (the “Indenture Trustee”)

Ladies and Gentlemen:

We have acted as special Florida counsel to The Bon-Ton Giftco, Inc., a Florida corporation (“Giftco”) in connection with the issuance of the Notes.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.  This opinion is being furnished at the request of the Issuers as contemplated by the Registration Statement on Form S-4 filed by the Issuers with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”).

In our examination of the documents referred to below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently verify, we have, without independent investigation, relied upon certificates, statements and representations of Giftco and its officers and other representatives, and of public officials, including the facts set forth in the Officer’s Certificate referred to below.

DUANE MORRIS LLP

200 SOUTH BISCAYNE BOULEVARD, SUITE 3400    MIAMI, FL 33131-2318         PHONE: +1 305 960 2200    FAX: +1 305 960 2201

I.                                         SCOPE OF REVIEW

In rendering the opinions set forth herein, we have examined and relied on originals or copies of solely the following:

(a)                                  the Indenture;

(b)                                 the Note Guarantee by Giftco in favor of the Holders (the “Note Guarantee”);

(c)                                  the Registration Statement;

(d)                                 a certificate of the Secretary of State of Florida, certifying as to the articles of incorporation of Giftco (the “Charter”) and the continued existence of Giftco; and

(e)                                  a certificate of J. Gregory Yawman (the Officer’s Certificate”) certifying as to (i) the Charter, (ii) the by-laws of Giftco (collectively, together with the Charter, the “Organizational Documents”), (iii) resolutions adopted by the Board of Directors of Giftco, and (iv) the incumbency and specimen signatures of certain officers.

The documents referred to in clauses (a) and (b) above are herein collectively called the “Subject Documents.”

In rendering the opinions set forth herein, we have, with your consent, relied only upon the examination of the documents described above and have made no independent verification or investigation of the factual matters set forth therein. We did not participate in the negotiation or preparation of the documents and except as set forth herein have not advised any person with respect to such documents or transactions contemplated therein.

For purposes hereof, the following terms have the following meaning: (i) “Applicable Laws” means those laws, rules and regulations of the State of Florida, it being understood that the term Applicable Laws does not include any laws of the type mentioned in Parts IIIA(2) or IIIA(3) hereof, or any law, rule, regulation, ordinance, administrative decision or order of any municipality, county or similar political subdivision or any agency or instrumentality thereof; (ii) “Governmental Authority” means any executive, legislative, judicial, administrative or regulatory body of the State of Florida; and (iii) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority.

We are admitted to the Florida Bar.  We express no opinion as to the laws of any jurisdiction other than the laws of the State of Florida. In this respect we call to your attention that the Subject Documents are governed by the laws of jurisdictions other than those described above and we express no opinion as to the effect of any such other laws on the opinions expressed herein.

Our opinions are also subject to the following assumptions and qualifications:

II.                                     ASSUMPTIONS

A.                                   We have assumed, with your permission, that:

(1)                                  each party to the Subject Documents (other than Giftco) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and has and will have the full power, authority and legal right to execute, deliver and perform its respective obligations under the Subject Documents;

(2)                                  each of the Subject Documents has been duly authorized, executed and delivered by the parties thereto (other than Giftco), and constitutes the legal, valid and binding obligation of each party thereto, enforceable against such parties in accordance with its terms;

(3)                                  the execution, delivery and performance by each party to the Subject Documents (other than Giftco) of any of its obligations under the Subject Documents to which it is a party do not and will not conflict with, contravene, violate or constitute a default under (A) any lease, indenture, instrument or other agreement to which such party or its property is subject, (B) any rule, law or regulation to which such party is subject (other than the Applicable Laws as to which we express our opinion in paragraph 4 herein), or (C) any judicial or administrative order or decree of any governmental authority; and

(4)                                  no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (“Government Approvals”) (other than the Governmental Approvals as to which we express our opinion in paragraph 5 herein) is required to authorize or is required in connection with the execution, delivery or performance by any party of any Subject Document to which it is a party or the transactions contemplated thereby.

III.                                 QUALIFICATIONS

A.                                   We express no opinion as to:

(1)                                  the effect on the opinions herein stated of (a) the compliance or non-compliance of any party to the Subject Documents (other than Giftco) with any federal, state, or other laws or regulations applicable to them, or (b) the legal or regulatory status or the nature of the business of such parties;

(2)                                  compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under, any (a) federal laws, (b) state environmental law, (c) federal or state antitrust law, (d) federal or state taxation law, (e) federal or state worker health or safety law, (f) state patent, trademark or copyright statute, rule or regulation, (g) statutory or other requirement relating to the disposition of hazardous waste or environmental protection, (h) state receivership or conservatorship law, (i) securities registration or antifraud provisions under any state securities law, (j) state labor or employment law, (k) state employee benefits or pension law, (l) zoning, health, safety, building, environmental, permitting, land use or subdivision law, ordinance, code, rule or regulation, (m) labor, pension and employee benefit law, rule or regulation, or (n) any law regarding usury; or

(3)                                  compliance with any law, the violation of which would not have a material adverse effect on the ability of the Credit Parties to perform their obligations under the Subject Documents.

We understand that you are separately receiving opinions with respect to certain of the foregoing matters from other counsel.

B.                                     Our opinions are subject to the effect of:

(1)                                  applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and

(2)                                  general principles of equity (regardless of whether enforcement is sought in equity or at law), including, without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing and by limitations on the availability of specific performance, injunction relief or other equitable remedies.

C.                                     We express no opinion as to the enforceability of the Note Guarantee by Giftco.

IV.                                OPINIONS

Based upon the foregoing and subject to the assumptions, limitations, qualifications, exceptions and other limitations set forth herein, we are of the opinion that:

1.  Giftco is a corporation validly existing and in good standing under the laws of the State of Florida.

2.  Giftco has the corporate power to execute, deliver and perform all of its obligations under the Note Guarantee.  The execution and delivery by Giftco of the Note Guarantee and the performance by Giftco of its obligations thereunder have been duly authorized by requisite corporate action on the part of Giftco.

3.  Each of the execution and delivery by Giftco of the Note Guarantee and the performance by Giftco of its obligations thereunder does not violate any of the terms of the Organizational Documents.

4.  The execution and delivery by Giftco of the Note Guarantee and the performance by Giftco of its obligations thereunder does not violate any provision of any Applicable Law.

5.  No Government Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance by Giftco of the Note Guarantee, except as may be required to be made or obtained by the Issuers as a result of their involvement in the transactions contemplated by the Note Guarantee.

*         *         *

This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

This opinion is rendered only to you, and is solely for your benefit. This opinion may not be relied upon by any other person or entity or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose, in each case without our prior written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities and Exchange Act or the rules and regulations of the Commission. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) solely for the purposes of Paul, Weiss’ opinion letter to The Bon-Ton Stores, Inc., dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Duane Morris LLP